Exhibit 4.2

NUMBER		UNITS
U-

SEE REVERSE FOR CERTAIN DEFINITIONS	MADISON SQUARE CAPITAL, INC.

CUSIP

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT TO PURCHASE

ONE SHARE OF COMMON STOCK

THIS CERTIFIES THAT                              is the owner of                                  Units.

Each Unit (“Unit”) consists of one (1) share of common stock, par value $0.01 per share (“Common Stock”), of Madison Square Capital, Inc., a Maryland corporation (the “Company”), and one (1) warrant (the “Warrant(s)”). Each Warrant entitles the holder to purchase one (1) share of Common Stock for $         per share (subject to adjustment). Each Warrant will become exercisable on the date the Common Stock and Warrants comprising the Units represented by this certificate are permitted to be transferred separately and will expire unless exercised before 5:00 p.m., New York time, on             , 20     or earlier upon redemption (the “Expiration Date”). The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to             , 2010, subject to earlier separation in the discretion of Lazard Capital Markets LLC and Stifel, Nicolaus & Company, Incorporated. The Warrants are governed by the Warrant Agreement, dated as of             , 2010, between the Company and Registrar and Transfer Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. A copy of the Warrant Agreement is on file at the office of the Warrant Agent at 10 Commerce Drive, Cranford, New Jersey 07016, and is available for inspection, at all reasonable times, by the registered holder of any warrant.

This certificate is not valid unless countersigned by the transfer agent and registrar of the Company.

Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

By:		[Corporate Seal]
	Chairman of the Board		Secretary

Madison Square Capital, Inc.

The Company will furnish to any holder of Units, Warrants or Capital Stock, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the stock of each class which the Company has authority to issue and, if the Company is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Company, a copy of which will be sent without charge to each holder of Units, Warrants or Capital Stock who so requests. Such request must be made to the secretary of the Company at its principal office.

The shares of Common Stock are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Company’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Company’s charter, (i) no Person may Beneficially or Constructively Own shares of any class or series of the Company’s Capital Stock in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock that would result in the Company being “closely held” under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and (iii) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Company being owned by fewer than 100 Persons. Any Person who acquires or attempts or intends to acquire Beneficial or Constructive Ownership which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Company may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. No Warrant may be exercised if it would cause the holder to Beneficially Own or Constructively Own outstanding Common Stock in excess of the Stock Ownership Limit or Excepted Holder Limit. All capitalized terms in this legend have the meanings defined in the charter of the Company, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Units, Warrants or Capital Stock of the Company on request and without charge. Requests for such a copy may be directed to the secretary of the Company at its principal office.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT MIN ACT –	Custodian
TEN ENT –	as tenants by the entireties		(Cust) (Minor)
JT TEN –	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act
(State)

Additional Abbreviations may also be used though not in the above list.

For value received,                              hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company will full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).